Exhibit 14.1

The Core of Our Success
Graphic Packaging Code of Conduct

Exhibit 14.1
CEO’s Message

The greatest asset any company has is its people. Whether you work in a paper mill, converting plant, corporate or virtual office, warehouse, distribution facility, or sales office, you are the face of Graphic Packaging. Every decision you make and every action you take defines who we are as an organization. This Code of Conduct is designed to guide you to make the right decisions. The Code is your individual responsibility, and we also expect our business partners to uphold Graphic Packaging’s high standards.

The Code defines acceptable and unacceptable behavior, along with the actions you should take to uphold it. Since the Code is based on our Core Values, which should be familiar to you as a Graphic Packaging employee, you are likely already following it in your daily routines.

The Code cannot cover every ethical situation that arises. We count on you to use good judgment and to proceed based on the information you have. You may think your everyday actions do not mean that much, but they do. Getting to your job on time, reporting misbehavior or conflicts of interest, telling a coworker the right thing to do, giving your best every day – all of these actions express commitment to our Core Values.

In doubt? Find out! Know the Code, and if you face an uncertain situation, reach out to the appropriate people in the Company to help you make the best decision. Let’s do this together. It’s the key to long-term success for each of us.

Thank you for your cooperation and for everything you do to make Graphic Packaging an admirable place to work.

Michael P. Doss
President and Chief Executive Officer
Graphic Packaging Holding Company

Exhibit 14.1
Our Core Values
Core Values are the cornerstone of our culture and guide us as we work together in achieving success.

INTEGRITY
Integrity means honesty, leading by example. Keeping promises, meeting commitments, and taking pride in what we do.

RESPECT
Each person’s unique skills and abilities are valued. We actively solicit each other’s ideas and honor diverse opinions. Everyone’s contributions are appreciated, and accomplishments are always recognized.

ACCOUNTABILITY
Each individual is personally responsible for doing their job to the best of their abilities and delivering on results. We never quit in meeting our commitments to shareholders, customers, and employees.

RELATIONSHIPS
We have an unwavering commitment to listen to and meet the needs of our customers and create innovative solutions that result in shared prosperity.

TEAMWORK
The strongest teams share common goals and work together to achieve them. We encourage everyone’s involvement and support each other’s ideas. Team members help others without being asked.

Exhibit 14.1
INTRODUCTION
•Purpose of Our Code
•Together We Follow the Code
•We Follow the Law
•Speaking Up About Misconduct
-Investigations
-Non-retaliation Policy
•Responsibilities of Managers
•Waivers

WE ACT WITH INTEGRITY
•Maintaining Accurate Records
•Insider Trading
-Material, Nonpublic Information
•Anti-bribery
•Anti-money Laundering

WE RESPECT EACH OTHER
•Playing It Safe at Work
-Drugs and Alcohol
-Workplace Violence
•Celebrating Workplace Diversity
-Equal Employment Opportunity
-Anti-harassment
•Volunteering
•Sustaining the Planet

WE ARE PERSONALLY ACCOUNTABLE
•Protecting Your Privacy
•Protecting Confidential Information
•Safeguarding Company Assets
-Physical Property
-Information Technology
-Work Product
•Political Contributions
•Theft of Company Property

WE BUILD POSITIVE RELATIONSHIPS AND WE WORK TOGETHER AS A TEAM
•Working With Customers and Suppliers
•Imports/Exports and Anti-boycott
•Antitrust and Competition
•Distributing Literature
•Conflicts of Interest
-Recognizing Conflicts
-Disclosure
•Honoring Human and Workplace Rights
•Ensuring Product Quality and Safety
•Communicating About Graphic Packaging

CERTIFICATION OF UNDERSTANDING

RESOURCES
POLICY LINKS

Exhibit 14.1
INTRODUCTION
Welcome to the Graphic Packaging Code of Conduct. It reflects our Core Values and is our guide to ethical conduct and behavior consistent with our culture, wherever we do business.

Exhibit 14.1
Purpose of Our Code
Our Code of Conduct outlines the principles, policies, and laws that guide our actions on the job. The Code applies to every employee, officer, and director of the Company and its subsidiaries. It shows us how to be responsible for ourselves and for each other. This makes us a stronger company and better able to deliver on our promises.

The Code also protects our personal integrity and safety at all times, because it gives us a way to respond to unethical actions. Report any activity or behavior that is illegal, unethical, or does not comply with our Code to your manager, Human Resources Representative, a Senior or Executive Vice President, Internal Audit, or the General Counsel. You may also report any concerns to the ALERTline. To report a concern online, you may visit the following website, gpibusinessconductALERTline.ethicspoint.com or dial the toll-free number for your country listed on the Resources page in the back of this booklet. We expect your adherence to the Code.

Together We Follow the Code
Our Code of Conduct applies to every employee, officer, and director of Graphic Packaging and our subsidiaries worldwide. We expect you to follow it and to insist others follow it as well. In this way, the Code helps us work as a team. Our Code clarifies how you should:

•Act in accordance with the law and our policies
•Behave in a way that reflects positively on the Company
•Avoid any circumstance that may create a conflict, or appear to be a conflict, between your personal interests and those of the Company
•Speak up about ethical concerns with a manager, Human Resources Representative, our Law Department, or through the ALERTline, without fear of retaliation or negative consequences

The Code cannot cover every situation that might arise. If you need help interpreting a policy or applying our Code, ask your manager, Human Resources Representative, a Senior or Executive Vice President, Internal Audit, or our Law Department.

We Follow the Law
We comply with all applicable laws. In some instances, the Company’s policies may be stricter than the applicable law. In such cases, the Company’s policies shall prevail. Any time laws, local business practices, or customs conflict with our Code, seek guidance from your supervisor or our Law Department.

Speaking Up About Misconduct
If you see, know, or hear about any potential violations of our Code, inappropriate or unsafe conduct, or behavior that is illegal, let us know. Even if you only suspect unethical behavior, we count on you to speak up. Talk to your manager, or Human Resources Representative, our Law Department, or Internal Audit, or our ALERTline.

Investigations
We have procedures in place to promptly investigate every report, including those made anonymously. As we gather information, you are expected to cooperate in any investigations. We will keep any information you share as confidential as possible. Our Code is not meant to lay blame or unfairly accuse people. It is here to ensure we maintain our corporate integrity at all times. We expect all employees, managers, supervisors, and senior executives who know of illegal or unethical conduct or the appearance of illegal or unethical conduct to take corrective action and report it.

Anyone found in violation of our Code or who is dishonest during an investigation is subject to disciplinary action up to and including termination and/or legal action. We fully cooperate with law enforcement in cases involving theft, fraud, or other illegal activity.

Non-retaliation Policy

Exhibit 14.1
We do not tolerate retaliation against anyone who makes a good faith report. Good faith means that you are being truthful and fair. No one will prevent you from making a report, and you will not be disciplined or penalized in any way just for making a report. We honor you for standing up for what is right.

If you are the target of retaliation, report it to your manager, Human Resources Representative, or the ALERTline. Any employee who retaliates against someone will be disciplined, up to and including dismissal.

[WILL APPEAR IN SHADED BOX OR MARGIN]
Making a good faith report means you honestly believe that an action is inappropriate, illegal, or violates our Code.

[WILL APPEAR IN SHADED BOX OR MARGIN]
Making Good Decisions
Q. There is someone in the Company who routinely violates our Code, and everyone knows it – even my boss. If no one is saying anything, I shouldn’t either, right?

A. Wrong. You have a responsibility to speak up when you see or suspect a violation.

Responsibilities of Managers
When you manage others, you have unique responsibilities. You are a leader, and others look to you as a role model. We expect you to set a good example by demonstrating our Core Values in word and deed every day by:

•Upholding the highest standards of professional conduct
•Acting in the best interests of the Company as a whole
•Making workplace safety and health a priority
•Promoting a sense of pride in the work of every employee
•Helping employees achieve their full potential at work
•Ensuring employees accurately and honestly record their work hours
•Encouraging employees to follow the Code and report violations without fear of reprisal

We look to you to create an atmosphere where employees enjoy coming to work, are safe and productive, and know they are appreciated. Make sure your door is always open to hear concerns and carefully consider any suggestions you are given for improvements in how we do business. Managers are required to promptly report any and all inappropriate or illegal conduct or Code violations to Human Resources, Internal Audit or the Law Department.

[WILL APPEAR IN SHADED BOX OR MARGIN]
Making Good Decisions
Q. A rumor is going around about a manager who is stealing money from the Company. I don’t know the manager, but I have heard his name mentioned. If I report it and the rumor is false, will I get in trouble?

A. No. A report that you make honestly is considered in good faith. Since this is a potentially serious matter, you are right to speak up.

Waivers
We realize that the Code will not cover every possible circumstance, so our Company may modify the Code, as necessary. Any waivers or exceptions of the Code for any Executive Officer or Director can only be made by the Board of Directors. In the rare situation that a waiver is approved, we will quickly and properly disclose it where required by law.

[WILL APPEAR IN SHADED BOX OR MARGIN]
We cannot list every possible unethical situation you may encounter on the job. Use your best judgment.

Exhibit 14.1

Know Our Policies
Policy Handbook
Resources
Speak up

WE ACT WITH INTEGRITY
Integrity means honesty, leading by example. Keeping promises, meeting commitments, and taking pride in what we do.

Maintaining Accurate Records
We are a public company subject to certain reporting and documentation requirements. Guided by our stringent internal accounting controls, we record all payments, fund transfers, assets, and financial activities completely, honestly, and accurately. We safeguard all books, records, accounts, and financial statements and store and retain them in accordance with our policies and the law.

In general. You are required to do the following if your duties involve accounting procedures:

•Obtain proper authorization for completing certain transactions
•Report and correct errors, immediately
•Refrain from maintaining “off the books” funds or assets unless permitted by law
•Maintain, store, and dispose of records according to applicable data retention policies
•Respond to internal inquiries about our financial records, promptly

Our Company must follow strict guidelines regarding public communications and reporting of financial information.

[WILL APPEAR IN SHADED BOX OR MARGIN]
Making Good Decisions
Q. Can I use my Company credit card for personal expenses as long as I report it and reimburse the Company later?

A. No. This is an unauthorized use and violates our strict accounting controls.

Insider Trading
All employees and directors of the Company must abide by applicable insider trading laws. In addition, any purchase or sale of Company stock, bonds, or other securities must comply with our policy.

Material, Nonpublic Information
As an employee, you may have access to material, nonpublic (or “inside”) information about our Company, such as information about:

•New product introductions
•Sales transactions
•Product developments
•Impending litigation
•Stock splits
•Mergers or acquisitions
•Leadership changes
•Financial results and forecasts

Never use material, nonpublic information as the basis of a trade in Company securities, or those of our suppliers, business partners, or customers. It is against the law to buy or sell securities of any type based

Exhibit 14.1
on such information and is called “insider trading.” It is also against the law to use such information to influence others to buy or sell securities. This is called “tipping.” If you think material, nonpublic information is being used improperly or in violation of our policy or the law, report it.

As a Graphic Packaging employee, we may ask you to provide information at times to help us file certain documents as required by law. You have a responsibility to cooperate with such requests and to respond with accurate information.

[WILL APPEAR IN SHADED BOX OR MARGIN]
Making Good Decisions
Q. I just heard that we are negotiating the purchase of one of our competitors, which could increase our market share. Can I buy GPI stock now so that I can realize a gain when this transaction becomes public?

A. No. This is considered material, nonpublic information. If you buy stock or tell someone else to purchase stock based on this information, you would be breaking insider trading laws. Keep the news to yourself, and do not trade in GPI stock until it is publicized.

Know Our Policies
Policy on Trading in Securities

Anti-bribery
We prohibit bribery in any form. A bribe is an offer of a gift, service, or money made to retain business or obtain an improper advantage. Most countries in which we do business have anti-bribery laws in place. Do not offer payments, promises, or anything of value, directly or indirectly, to any individual, company, organization, or government agency as an inducement to do business with us. Do not solicit or accept bribes or allow others to bribe on our behalf.

[WILL APPEAR IN SHADED BOX OR MARGIN]
Making Good Decisions
Q. A sales representative promised to give me a portion of his commission if GPI signs a contract to purchase supplies from his company. What should I do?

A. This is a bribe. Refuse to do business with that supplier.

Know Our Policies
Anti-bribery and Anti-corruption Policy

Anti-money Laundering
We do not tolerate money laundering. Money laundering is an effort to make it appear that money derived from an illegal activity is from a legal source. Masking a source of funds obtained unlawfully is a criminal act. Make sure customers are reliable and transactions are conducted with legitimate sources of funds. Be on the lookout for suspicious or irregular banking activities, such as payments coming from an unknown third party on a customer’s behalf.

WE RESPECT EACH OTHER
Each person’s unique skills and abilities are valued. We actively solicit each other’s ideas and honor diverse opinions. Everyone’s contributions are appreciated, and accomplishments are always recognized.

Playing It Safe at Work

Exhibit 14.1
Workplace safety is a top priority for us. Our employees are our greatest assets and should be protected. We have an excellent safety record because we comply with applicable health, safety, and environmental protection laws. A safe and healthy workplace helps reduce injuries and illness and increases productivity.

Health and safety. Follow safe handling and operating procedures when using equipment and materials required for your job. If you observe an unsafe condition, potential hazard, or dangerous practice, address it with your coworker or supervisor, as applicable, or, if you are not comfortable doing so, report it to your local health, safety, and environmental representative or the Company’s ALERTline. This includes safety issues concerning our suppliers, customers, and business partners, too.

Safety absolutes. Keep fully informed of current safety requirements and comply with them. Observe our zero-tolerance policy for the following “safety absolutes”:

•Neglecting to lockout equipment in violation of lockout/tagout procedures
•Neglecting to follow fall protection procedures
•Neglecting to follow confined space permit procedures when entering a defined confined space
•Bypassing, removing, or disabling a safety device
•Reaching into moving equipment in violation of safe operating procedures
•Operating a powered industrial vehicle in a reckless or threatening manner
•Placing yourself or another employee in serious danger

Know Our Policies
Health and Safety Policy

[WILL APPEAR IN SHADED BOX OR MARGIN]
Making Good Decisions
Q. The other day, the tail of a carton jammed my machine. I was able to pull it out quickly without having to stop the machine or use the lockout/tagout procedures. No one saw me, and I was not injured. If no one mentions it, everything is okay, isn’t it?

A. No! Your safety and that of your coworkers is our primary concern. Under no circumstances should you reach into a moving machine in violation of lockout/tagout and other safety policies. Doing so violates the safety absolutes, even if no injury occurs, and may result in discipline, up to and including termination. If you see anyone bypassing a guard or lockout/tagout procedures to reach into a machine, you must immediately report it to a supervisor or manager.

Drugs and Alcohol
The misuse and abuse of drugs and alcohol can impair judgment, create health risks, and endanger yourself and others. While at work or conducting Company business, do not use, sell, or distribute illegal substances. You must:

•Use prescription medications responsibly and report any usage of prescriptions that may impair your ability to perform your job duties to your supervisor
•Comply with all laws that apply to alcohol and drug use
•Consume alcohol in moderation when served at Company events

If you or a coworker has a drug or alcohol problem, report it. Treatment may be available through our Employee Assistance Program and other applicable local programs. Please consult your local Human Resources Representative for more information.

Exhibit 14.1
[WILL APPEAR IN SHADED BOX OR MARGIN]
Making Good Decisions
Q. My manager just went through a divorce, and it hit him hard. Sometimes he comes to work late and seems to slur his words and forgets things that I tell him. I think he may be developing a drinking problem and could even be coming to work under the influence. Should I just wait and see if he gets over this?

A. No! You are right to be concerned. Consuming alcohol in excess, even while not at work, may interfere with job performance and could lead to other harmful consequences. Speak up and report this behavior to someone of higher managerial authority or through the Company’s ALERTline.

Workplace Violence
Our words and actions should not present a danger to anyone. We strictly prohibit workplace violence, threats, and other behaviors that disrupt the workplace or put employees at risk. Such behaviors include:

•Physical acts of violence against a person or their property
•Verbal or written threats, vicious statements, or hostile or threatening images
•Possession of a firearm or other weapon in violation of our policies
•Jokes or comments about violent events

Firearm possession. Except as otherwise provided by relevant, applicable law, we prohibit firearms, ammunition, explosives, weapons, and dangerous instrumentalities of any kind (with the exception of Company-issued tools, such as safety knives) on property that is leased, controlled, or owned by the Company (including in working areas, in buildings, or on an employee’s person while he or she is performing work), and in Company vehicles at any time. You may be subject to a search of personal belongings and a criminal background check to the extent allowed by applicable law.

Know Our Policies
Workplace Violence Policy

Celebrating Workplace Diversity
One of the values that is core to our very existence is respect, not only for our fellow workers, but for everyone we encounter. We honor diverse opinions and treat each other with dignity – regardless of position, skin color, location, or personal beliefs. We work together to improve our culture by demonstrating an understanding and appreciation for the diversity and differences that make Graphic Packaging a great place to work. We are all accountable for creating a working environment where everyone feels safe, included, and valued; and we do not tolerate behavior that is inconsistent with our policies prohibiting discrimination and harassment.

Equal Employment Opportunity
Our hiring, training, compensation, and other employment practices are free from discrimination. We do not make employment decisions based on race, color, religion, age, gender or sex (including pregnancy), national origin, ancestry, marital status, sexual orientation, gender identity, disability, veteran/military status, genetic information, or any characteristic protected by law. We make every effort to provide reasonable accommodations for those with disabilities, and we do not tolerate human trafficking or modern slavery in our business or our supply chain.

Anti-harassment
We want to ensure that everyone feels safe and respected at work. That is why we have a zero-tolerance policy for workplace harassment. It violates our Core Values, our Code, and may be unlawful. We do not allow bullying, intimidation, or any conduct that may be considered or lead to harassment or creates a hostile work environment for anyone. This applies to job applicants, employees, suppliers, contractors, visitors, and business partners. Harassment can take many forms, for instance:
How to stay alert for sexual harassment:

Exhibit 14.1
Keep in mind that sexual harassment comes in many forms, including:
Quid pro quo requests, suggestions, or arrangements
Any sexual conduct or communication considered unwelcome or offensive
Further, like all forms of harassment, it:
Can happen between members of the same or opposite sex
Can be verbal or non-verbal, physical, or visual
Can take place via email, via text, or on social media
Can happen between suppliers, customers, or employees
Can happen at work or at work-related events

•Sexual harassment, such as:
◦Sexual advances or requests for sexual favors
◦Unwanted touching
◦Lewd jokes
◦Displaying sexually explicit objects or images
◦Continuing to make sexual advances after being told “no”
•Bullying, such as verbal threats, epithets, profanity, or slurs
•Hostile or threatening communications toward an individual or group
•Derogatory images, photos, drawings, posters, or gestures
•Retaliation or threats of retaliation for reporting incidents of harassment

To do your part, make sure you are treating everyone with dignity and respect and keeping in mind that it is the impact of your actions that matters. In other words, saying “That’s not what I meant” will not make bad behavior okay.

Also, get involved. If you see or experience disrespectful or inappropriate behavior, do not ignore it. If it feels safe to do so, tell the person to stop. However, if you are uncomfortable approaching the person directly, talk to your manager, Human Resources Representative, Regional Human Resources Director or the Executive Vice President, Human Resources right away.

[WILL APPEAR IN SHADED BOX OR MARGIN]
Making Good Decisions
Q. A couple of my coworkers tell crude jokes during the day. It’s all in good fun, and it doesn’t bother me; but I wonder if it bothers anyone else. What should I do?

A. Let your coworkers know their behavior is inappropriate at work. You can also refer them to our Code and any local policies prohibiting harassment. If their behavior continues, report the conduct to your manager, Human Resources Representative, or the Executive Vice President, Human Resources.

Q. I met with a coworker in his office and he had a quote framed on his desk that seemed sexually suggestive. It was probably meant to be funny, but I found it offensive. He’s otherwise a very respectful person … am I just being too sensitive?

A. No, if you find it offensive, chances are others do, too. Encourage him to remove the quote. If he refuses, report the conduct to your manager, Human Resources Representative, or the Executive Vice President, Human Resources.

Know Our Policies
Equal Employment Opportunity Policy
Anti-harassment Policy
Human Rights Policy

Volunteering

Exhibit 14.1
We are committed to being good corporate citizens and honoring volunteer activities that improve the quality of life for others.

Your volunteer time should not interfere with your work schedule. We support your involvement in Company-sponsored volunteer activities, but you should never feel pressured to participate.

Sustaining the Planet
Sustainability is a fundamental principle that impacts every part of our business. That’s why we are committed to What about business partners?

We source products and materials responsibly. This means that we consider a business partner’s impact on the environment before agreeing to work with them.

conserving natural resources, preventing pollution, and creating innovative packaging that uses renewable and recyclable materials with renewable energy to sustain our world.

We also keep in mind that sustainability does not work as a top-down edict. It requires commitment and participation from the ground up, both in our Company and in the community.

Help and contribute by always looking for ways to:
•Improve operations – for example, by saving energy and water
•Minimize our environmental footprint – for example, by recycling and reusing materials whenever possible
•Dispose of hazardous material properly – for example, by following proper procedures and protocols
•Come up with creative solutions – for example, by creating products that serve our customers while protecting the planet
[WILL APPEAR IN SHADED BOX OR MARGIN]
Making Good Decisions
Q. A nearby school wants to start a recycling program. Can I offer the Company’s support in any way?

A. It depends. Our dedication to protecting our environment starts with participation in these kinds of grassroots efforts. We may be able to assist with environment education, too, but discuss this opportunity with your manager or a supervisor and obtain approval before proceeding.

Q. One of our storage containers is always leaking, and I am concerned that the leaking fluids could harm the environment. What should I do?

A. Report this incident to your manager right away. By speaking up, you can make sure that the issue is addressed and any potential harm to the environment is removed. We appreciate our employees joining us in our efforts.

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Know Our Policies
Sustainability Statement

WE ARE PERSONALLY ACCOUNTABLE
Each individual is personally responsible for doing their job to the best of their abilities and delivering on results. We never quit in meeting our commitments to shareholders, customers, and employees.

Exhibit 14.1
Protecting Your Privacy
What is “personal information” and how do I protect it?

Personal information is any information that can reasonably be linked to a person, including:
Names
Personal identification numbers
Birthdays
Protect personal information by:
Following all records management policies and data privacy laws
Never sharing it with anyone who does not have a business need to know it
Being mindful of where and how you discuss it
Practicing good cybersecurity
We collect and store personal data related to your employment in accordance with applicable data protection laws and regulations. This may include personal identifiers, such as dates of birth and social security numbers as well as compensation, medical, and benefit data. We do not release personal information from your personnel file, except to verify employment or for legitimate business or legal reasons.

[WILL APPEAR IN SHADED BOX OR MARGIN]
Making Good Decisions
Q. I overheard a coworker discussing our Company health insurance benefits with someone over the phone. Does this violate our Code?

A. No. General information about our health insurance plan is not considered private.

Q. I received an email from an unknown sender. I am up to date on anti-virus protection. Would it be okay to click the link in the email to find out more?

A. No. No matter how strong our systematic defenses are, we must still be wary of attachments and links. Even anti-virus protection cannot protect us from certain online attacks targeted to steal our personal information. Before clicking anything, contact our Information Technology Department and tell them what you’ve found.

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Know Our Policies
Data Privacy Policy
California Consumer Privacy Act Applicant and Employee Privacy Notice

Protecting Confidential Information
We may work with confidential, nonpublic information about our Company, suppliers, business partners, or competitors during the course of doing business. We comply with all laws regarding sharing public information and do not disclose information that could harm business performance, such as marketing plans, sales figures, customer and supplier lists, new products, and financial data.

In general. Do not share or discuss confidential information with anyone unless it is for the purpose of performing your job or the person has been authorized to have the information to fulfill a business need. Keep all such information secure.

[WILL APPEAR IN SHADED BOX OR MARGIN]
Making Good Decisions
Q. A close friend works for an advertising agency. When we talk about work, she often asks me to share what I know about our marketing plans.

Exhibit 14.1
A. Tell your friend that such information is confidential, and you are not allowed to discuss our marketing plans or strategies with anyone outside the Company.

Safeguarding Company Assets

Physical Property
We use buildings, vehicles, equipment, machinery, supplies, and other physical assets for conducting Company business. Do not take them without authorization or use them improperly or in a wasteful, careless, or unsafe manner. “Borrowing” tools without permission or taking “scrap” from sites is considered theft of Company property. Please consult your supervisor before removing any Company property from a facility. Help us protect our Company assets by reporting damage, theft, or disrepair to your supervisor or manager. Your commitment helps us remain productive and safe at work.

Information Technology
We provide information technology (IT) tools to help you do your job. This includes electronic devices and access to the internet, intranet, email, and our IT Enterprise Systems. Follow our IT usage policies to ensure the privacy and security of all electronic communications.

How to help safeguard our Systems:

Practice good cybersecurity to avoid phishing, malware, ransomware, and other forms of cyberattacks. Always remember to:
Avoid pop-ups and unknown emails and links
Use strong password protection and authentication
Connect to secure Wi-Fi
Stay current on security software updates
Take all required trainings
In general. Everything you send, receive, write, download, store, or transmit on our Systems is Company property and may be reviewed by Graphic Packaging. We have an obligation to monitor our Systems and devices (such as computers and cellphones) for certain content because it helps to protect our customers and employees. With that in mind, only use our IT Enterprise Systems to conduct Company business. Respect copyright and trademark laws and the privacy of the Company and your coworkers at all times. Never use the Company internet to:

•Disclose nonpublic or material information that could violate insider trading laws
•Disclose confidential information such as proprietary or trade secrets, nonpublic information concerning business partners, vendors, or customers, or attorney-client privileged information
•Post anything that is harassing, intimidating, malicious, or that could contribute to a hostile work environment on the basis of race, sex, disability, religion, or any other characteristic protected by applicable law or Company policy

You may connect personal devices to our network with prior approval as long as you meet security standards.

[WILL APPEAR IN SHADED BOX OR MARGIN]
If you leave the Company, you must return all documents, files, and reports created or used while you worked for us.

Exhibit 14.1
    System accounts. We protect our Systems and are careful not to download non-business software or other information that could introduce viruses into our Systems. Change your passwords regularly to maintain the security of our accounts and never share your passwords with others.

    Email, messaging, file storage, and using social media. Our emails and electronic messages are reserved for business purposes during working time. We use our email systems and social media in a way that reflects our Core Values. Social media includes anything we post online -- at websites such as Facebook, Instagram, LinkedIn, Twitter -- and on message boards, blogs, chat rooms, and more.

Social media sites are public and can be viewed by anyone. Identify any posts you make about Graphic Packaging as coming from you personally. Before you post on social media, be sure you know what is permissible and what is not. For example:
•Never post information about our customers or confidential information about our Company
•Always disclose your connection to Graphic Packaging if you comment on any of our products or services
•Remember our zero-tolerance policy on harassment and discrimination when posting content

[WILL APPEAR IN SHADED BOX OR MARGIN]
Making Good Decisions
Q. One of my colleagues is a Facebook friend. He posted a link to his blog where he mentioned a business deal with one of our vendors. Is this a problem?

A. Yes. Vendor business information is confidential. Posting it on a blog violates our Code and may put us at risk. Tell your colleague to delete the post and refer him to our policies so he blogs more responsibly.

Q. I saw a complaint on a social media post about one of our products. I know that it could be resolved with a quick response. Would it be okay if I write back?

A. No. We want to make sure all our messaging is consistent, so it’s best to report what you found to Corporate Communications. They will then make sure the response is accurate and that it reflects the brand voice of Graphic Packaging.

    Security. We respect Company security systems. Do not use remote control software or externally hosted remote management services to access non-approved personal computer devices over our IT Enterprise Systems.

[WILL APPEAR IN SHADED BOX OR MARGIN]
Making Good Decisions
Q. While traveling for work, I called a coworker at the office to ask her to get into my email account and read an important message from a supplier. Was it okay to give her my password?

A. No. Sharing passwords with coworkers could compromise the security of your account and our IT Enterprise Systems. Next time call your manager or supervisor.

Q. One of my coworkers sells a lot of stuff on eBay. At the top of her eBay page, she put a large image of our Company logo with the Company name, so it appears her eBay business is sponsored by us. Should I tell my supervisor?

A. Yes. While reproduction of our logo is allowed in some circumstances, we do not allow use of our logo or trademarks to represent an employee’s outside commercial venture.

Work Product
We protect proprietary Company information such as patents, trade secrets, trademarks, and copyrights. Do not share this information with anyone either inside or outside of work unless it is for a legitimate

Exhibit 14.1
business reason. We also retain legal ownership of your work product such as machine, carton, or graphic designs; written and electronic documents; audio and video recordings; system code; and any concept or idea developed for the Company.

Political Contributions
We applaud participation in the political process, but your personal political activity should take place on your own time, using your own resources. Do not participate in political activity, solicit support for political candidates, or raise money for political campaigns or parties during working time or while conducting Company business, unless you have approval from the CEO. The Company’s Political Action Committee may host or sponsor activities; and, if eligible, you may be asked for support, but you should never feel pressured to participate.

Theft of Company Property
We each have a stake in our Company’s success, so it is up to all of us to protect our Company’s assets. That is why we work with honesty and integrity and never tolerate employee theft or stealing of any kind. We use Company assets in the way they are intended to be used, and never borrow, lend, sell, take, or give anything away without receiving proper authorization first.

We also look out for signs of theft, like missing supplies and discrepancies of cash amounts, and speak up whenever we suspect something is not right. In doing so, we keep in mind that employee theft goes beyond taking home pens and paper. It covers a wide range of assets, including:
•Money – for example, pocketing loose bills and misusing Company credit cards
•Time – for example, falsifying timesheets to receive pay for time not worked
•Supplies – for example, taking home Company tools, computers, and scrap materials
•Products – for example, theft of Company products or materials used to create our products
•Information – for example, stealing or sharing our product designs or trade secrets

If you see or suspect misconduct of any kind, report it right away. Doing so protects Graphic Packaging’s bottom line, allowing us to continue protecting our customers, clients, and each other.

WE BUILD POSITIVE RELATIONSHIPS AND WE WORK TOGETHER AS A TEAM
We depend on each other for our success. Our attitudes are positive, our communications are open and direct, and our actions consider the needs of others. We use our differences to explore new ideas, increase our understanding, and win together by combining our strengths.

Working With Customers and Suppliers
We will work with our customers and suppliers in a manner that reflects a strong sensitivity and concern for social responsibility and ethical dealings, and will maintain our solid reputation for honesty and fairness in all transactions. Each of us shares an obligation to protect and strengthen our good reputation in all of our relationships with customers and suppliers. Deal fairly with them, as well as with our competitors and employees. Do not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.

For example …

•Do not offer a bribe, payoff, kickback, or other payment for any improper or illegal purpose on our behalf, directly or indirectly, regardless of motive, to or for the benefit of any customer, supplier, developer, or any of their employees.

Exhibit 14.1
•You may extend social amenities, reasonable entertainment, and other courtesies consistent with our policies to customers, suppliers, or their employees. Expensive gifts or lavish entertainment may not be offered or furnished to any customer, supplier, or their employees.

•You must seek the best terms available when purchasing goods or services for us and document the purpose and actual amount of the payment.

[WILL APPEAR IN SHADED BOX OR MARGIN]
Making Good Decisions
Q. A colleague added a surcharge to a customer’s invoice. When I questioned it, she said the customer won’t know the difference. What should I do?

A. Report it to your manager, Human Resources Representative, a Senior or Executive Vice President, or the Company’s General Counsel. Padding a bill is unethical and could be illegal, and it violates our Code.

Know Our Policies
Anti-bribery and Anti-corruption Policy

Imports/Exports and Anti-boycott
We abide by all applicable import and export laws and any restrictions and regulations. This includes product safety requirements, anti-terrorism rulings, and regulations requiring the collection of duties and taxes. We do not conduct business with countries or persons prohibited by U.S. law or the laws of any other country in which we do business. Some countries have trade restrictions that are prohibited in the U.S. and other countries in which we have facilities, or boycotts against countries that are friendly to the U.S. and other countries in which we have facilities. In these circumstances, we comply with any relevant, applicable anti-boycott laws. Report any request you receive to transact business with a country or company that appears to violate or calls into question anti-boycott laws.

Antitrust and Competition
We believe in the free market system and fully comply with antitrust and competition laws. We don't enter into any agreements with competitors, customers, or suppliers that restrict competition. Do not discuss with our competitors any topics related to costs, inventories, pricing policies, products, product development, promotion, marketing, sales activities and goals, market studies, or other proprietary or confidential information about a competing product or territory or market activity. This could be seen as a violation of antitrust laws. If you are asked to engage in such discussions, report it to the Law Department.

[WILL APPEAR IN SHADED BOX OR MARGIN]
Never get involved in any discussion that may be interpreted as interfering with free and fair competition.

Distributing Literature
Do not distribute literature, solicit support, or request donations or memberships for community, political, or religious causes while you are on the job. Non-Company employees may do so only as part of an authorized charitable or community activity supported or sponsored by us. You should never feel pressured to participate in or donate to such activities.

Conflicts of Interest
We are a dynamic group with interests, activities, and relationships outside of Graphic Packaging, and we make sure our outside pursuits never interfere with the work we do or the decisions we make on behalf of our Company. We avoid “conflicts of interest” – and the appearance of such – and disclose any activity that could suggest something improper.
[DECISION TREE]
Ask Yourself:
Would this situation interfere with my job responsibilities?

Exhibit 14.1
Would it affect the decisions I make on behalf of Graphic Packaging?
Could this look like a conflict to someone else?

If the answer to any of these is “yes” or “I’m not sure,” there may be a potential conflict, and you should seek help before proceeding.

Recognizing Conflicts
A conflict of interest can happen when your personal interests – or the interests of a family member – interfere – or even appear to interfere – with the interests of Graphic Packaging. The best way to avoid a conflict of interest is to know how to recognize when one can occur. It is not possible to list every scenario, but look out for:

Working relationships:
•Supervising or making employment-related decisions for a relative or romantic partner
•Having a relative who works for one of our suppliers or customers
•Hiring a relative of any employee unless approved by the Executive Vice President, Human Resources

[WILL APPEAR IN SHADED BOX OR MARGIN]
Contact your Human Resources Representative if you have a question about working with, supervising, or hiring a relative.

Outside employment:
•Accepting any job that would conflict with your responsibilities at Graphic Packaging, interfere with your performance, or harm our reputation
•Working for or providing advice to a competitor or supplier
•Sharing information with outside organizations about Graphic Packaging, our customers, or suppliers
•Serving as a manager, consultant, or director to a customer, supplier, competitor, or investment organization, without approval from the Law Department

Gifts:
•Offering or accepting anything that unfairly influences a business decision, makes you feel uncomfortable, or creates a sense of obligation
•Offering or accepting anything lavish, expensive, frequent, or non-customary
•Offering anything of value to a government official or to retain business

[WILL APPEAR IN SHADED BOX OR MARGIN]
Never offer favors or gifts to government officials.

Financial opportunities:
•Representing us in a transaction with another organization in which you or a relative has a material interest without advance approval from our CEO
•Having a material interest in a customer, supplier, or competitor
•Accepting a loan from any person or entity that does or seeks to do business with us (aside from recognized financial institutions at market interest rates)

Corporate opportunities:
•Using your role at Graphic Packaging or Company information, resources, or property for your own personal benefit or the benefit of friends or relatives
•Reselling Graphic Packaging merchandise

Disclosure

Exhibit 14.1
If you suspect you may have a conflict, be honest and transparent by discussing the situation with your manager immediately. Discovering that you have a potential conflict of interest is usually not a violation of our Code but continuing to work without disclosing it is a violation. Many conflicts can be avoided or mitigated if they are promptly disclosed.

[WILL APPEAR IN SHADED BOX OR MARGIN]
Making Good Decisions
Q. A supplier gave my supervisor a few tickets to see a local sports team. My supervisor disclosed the gift to the head of my division, who approved of them. Was that okay?

A. Yes. Accepting gifts of nominal value from suppliers is acceptable, and since the head of the division approved of the gift, it is okay.

Q. For years, my father owned a business that supplied some raw materials to the Company. He sold the business when he retired but may retain some interest in it. Should I tell someone?

A. Yes. You must let us know if you or a family member has at least a 5% interest in a business that competes with us, sells goods to us, or buys from us. Report it to our Law Department to make sure.

Know Our Policies
Anti-bribery and Anti-corruption Policy
Disclosure Policy
Policy Regarding Related Party Transactions
Disclosure Policy

Honoring Human and Workplace Rights
We prohibit the hiring of individuals who are under 18 years of age for positions that would expose them to hazardous work or materials. The Company also prohibits the use of all forms of forced labor, including slave and prison labor, and any form of human trafficking.

In addition, as described in our Policy Statement on Conflict Minerals, our goal is to use only those products that do not finance or benefit armed groups in the Democratic Republic of Congo and nine adjoining countries. We expect our suppliers to cooperate in providing information to confirm that the conflict minerals in our supply chain are “conflict free.”

[WILL APPEAR IN SHADED BOX OR MARGIN]
We uphold human rights as part of our corporate culture.

Know Our Policies
Human Rights Policy
California Transparency Act
Policy Statement on Conflict Minerals

Ensuring Product Quality and Safety
We are committed to the highest level of quality in our products and stand behind our brands. We comply with safety standards and minimize or eliminate known risks. Never “cut corners” to save time or money when it would result in an inferior product.

We encourage innovation and are receptive to new ideas that will help us better meet customer expectations and achieve greater productivity, operational safety, and environmental sustainability.

[WILL APPEAR IN SHADED BOX OR MARGIN]

Exhibit 14.1
We are proud of our high record of safety and work hard to keep it that way.

Communicating About Graphic Packaging
We keep the public and the investment community informed about our business performance. This reinforces our positive reputation and helps maintain the trust we have earned worldwide. To ensure Company information is consistent, honest, and correct, do not speak with the media on the Company’s behalf, unless specifically authorized to do so. If you are contacted by someone from the media, refer them to the Executive Vice President, Human Resources.

[WILL APPEAR IN SHADED BOX OR MARGIN]
Making Good Decisions
Q. I got a call from an online news site reporter asking me to give the Company’s opinion on something she read in a press release. I gave her my supervisor’s phone number. Was that the right thing to do?

A. Yes. Only authorized spokespersons are allowed to speak on our behalf. Your supervisor can direct the reporter to the Executive Vice President, Human Resources or another authorized spokesperson for the Company.

Exhibit 14.1
CERTIFICATION OF UNDERSTANDING
I have read and understand the Code of Conduct for Graphic Packaging Holding Company and its Subsidiaries. I represent, by signing below, that I fully and completely understand that I am responsible for the Code of Conduct and Company policy as they apply to me, and I am aware of the procedures for reporting violations of the policy. I further understand that if I violate the policy or fail to report a violation of the policy that I will be subject to discipline up to and including termination of employment.
I understand that I may report a violation, by calling the ALERTline available 24 hours a day, seven days a week at the appropriate phone number for my location. I understand I may also report a concern online by visiting the website located at gpibusinessconductALERTline.ethicspoint.com.
I understand that I will not be subjected to any adverse action or retaliation for filing a good faith report with the ALERTline.

________________________________
Signature

________________________________
Printed Name

_______________________________
Location/Facility

________________________________
Title

________________________________
Date

Return this signed form to your manager or supervisor or your Human Resources Representative.

Exhibit 14.1

RESOURCES

General Counsel
Lauren S. Tashma
Executive Vice President, General Counsel, and Secretary
Lauren.Tashma@graphicpkg.com

Internal Audit
Lori Kaczynski
Vice President, Internal Audit, and
Chief Audit Executive
Lori.Kaczynski@graphicpkg.com

Executive Vice President, Human Resources
Stacey J. Valy Panayiotou
Executive Vice President, Human Resources
Stacey.Panayiotou@graphicpkg.com

Corporate Law Department
Law.Department@graphicpkg.com

Each of the above may be reached at the following physical mailing address:

Graphic Packaging International
1500 Riveredge Parkway, N.W., Suite 100
Atlanta, Georgia 30328

Alertline
To confidentially report a violation of our Code, or another Graphic Packaging policy; please visit our ALERTline online at gpibusinessconductALERTline.ethicspoint.com. You may also contact any of our resources below by email or phone – including specific ALERTline phone numbers for your country.

Australia	1.800.339276
Belgium	0800-77004
Brazil	0.800.891.1667
Canada	1.866.898.3750 1.855.350.9393
China	10.800.120.1239 10.800.712.1239
France	0.800.90.2500
Germany	0.800.101.6582
Greece	0.080.012.6576
Ireland	1-800615403
Italy	800.786.907
Japan	00531.121520 0066.33.112505
Mexico	001.800.840.7907 001.866.737.6850
Netherlands	0800-0226174
New Zealand	000-911-866-898-3750
Spain	900.991.498
United Kingdom	0.800.032.8483
United States	1.866.898.3750

Exhibit 14.1

POLICY LINKS
Below are links to detailed policies referenced in the Code. Note that this is not an exhaustive list of policies – all Company policies may be accessed in our Policy Handbook.

Anti-bribery and Anti-corruption Policy
Anti-harassment Policy
California Transparency Act
CCPA Applicant and Employee Privacy Notice
Data Privacy Policy
Disclosure Policy
Equal Employment Opportunity Policy
Health and Safety Policy
Human Rights Policy
Policy on Trading in Securities
Policy Regarding Related Party Transactions
Policy Statement on Conflict Minerals
Sustainability Statement
United Kingdom (UK) Modern Slavery Act Policy
Workplace Violence Policy